TODD SHIPYARDS CORPORATION ANNOUNCES AFFIRMATIVE SHAREHOLDER VOTE AND RECORD DATE FOR EXTRAORDINARY DIVIDEND

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...May 23, 2006...Todd Shipyards Corporation ("Company" or "Todd") (NYSE:TOD) announced that its shareholders, at a special meeting held on May 23, 2006, approved amendments to the Company's incentive stock compensation plans. This approval was necessary for the Company to proceed with its extraordinary one-time cash dividend of $4.00 per share, or a total of approximately $22 million, previously approved by the Company's Board of Directors on March 24, 2006. The Board had made the payment of the extraordinary dividend subject to shareholder approval of an amendment to the Company's incentive stock compensation plans that will allow adjustments to equity compensation awards to offset the impact of extraordinary transactions, including non-recurring cash dividends or distributions. Shareholders of record as of June 5, 2006 are entitled to receive the extraordinary dividend which will be paid on June 20, 2006.

The amendments approved by the Company's shareholders and the adjustments approved by Todd's Board of Directors are intended to create parity for the Company and the option holder such that before-dividend and post-dividend values of the options are economically equivalent.

The Company had previously announced an increase in its quarterly dividend to fifteen cents ($.15) per share to be paid June 23, 2006 to all shareholders of record as of June 8, 2006. Different record and payment dates were used for the extraordinary dividend.

The Company's wholly owned subsidiary, Todd Pacific Shipyards Corporation, performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.